Exhibit 10.23

FOURTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Amended and Restated Loan and Security Agreement is entered into as of May 5th, 2011 (the “Amendment”), by and between APPLIED OPTOELECTRONICS, INC (“Borrower”) and EAST WEST BANK (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 20, 2009, as amended from time to time including that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 3rd, 2010, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 28th, 2010 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 6th, 2010 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      Borrower acknowledges that there are existing and uncured Events of Default arising from Borrower’s failure to comply with Sections 6.6 and 6.15 of the Agreement for the quarter ending December 31, 2010 (the “Existing Defaults”).  Subject to the conditions contained herein and performance by Borrower of all of the terms of the Agreement after the date hereof, Bank forbears from exercising its remedies arising out of the Existing Defaults until Borrower’s attainment of the Equity Event.  Bank does not forbear or waive Borrower’s obligations under such respective Sections for any event other than the Existing Defaults, Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.

2.                                      The following defined terms set forth in Section 1.1 of the Agreement are added or amended in their entirety to read as follows:

“Cash Secured Maturity Date” means May 5th, 2013

“Credit Extension” means each Advance, Equipment Advance, Real Estate Advance, EXIM Advance, Line II Advance, Cash-Secured Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Equity Event” means Borrower’s receipt of at least $5,000,000 in cash proceeds from the sale and issuance of Borrower’s equity or Subordinated Debt securities

“EXIM Maturity Date” means September 30, 2011.

“Revolving Line Maturity Date” means September 30, 2012.

“Revolving Line II Maturity Date” means September 30, 2012.

3.                                      Section 2.1(d)(ii) is amended in its entirety to read as follows:

(ii)                                  Payment.  Borrower shall repay the Real Estate Advance as follows: on the fifth day of each month until the Real Estate Maturity Date, Borrower shall pay $8,750 in fixed principal payments for each month, plus all accrued interest.  The entire principal balance and all accrued but unpaid interest on the Real Estate Advance shall be due and payable on the Real Estate Maturity Date.

4.                                      The following is added as a new Section 2.1(g) of the Agreement as follows:

(g)                                  Cash-Secured Advances.

(i)                               Amount.  Subject to and upon the terms and conditions of this Agreement, Borrower may request advances pursuant to this Section 2.1(g) (each, a “Cash Secured Advance”) in an aggregate outstanding principal amount not to exceed $60,000. Amounts borrowed pursuant to this Section 2.1(g) may be repaid and reborrowed at any time prior to the Cash Secured Maturity Date, at which time all Obligations under this Section 2.1(g) shall be immediately due and payable.  Borrower may prepay any Cash Secured Advances without penalty or premium.

(ii)                            Borrowing Procedure.  Whenever Borrower desires a Cash-Secured Advance, Borrower will notify Bank by facsimile transmission of an advance request in substantially the form of Exhibit C hereto no later than noon Pacific Time on the Business Day that is three (3) Business Days prior to the Business Day on which an Cash Secured Advance is made.  Bank is authorized to make Cash Secured Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.  Bank will credit the amount of Cash Secured Advances made under this Section 2.1(g) to Borrower’s deposit account, as specified by Borrower.

(iii)                         Payments.  Borrower shall pay interest on the aggregate outstanding principal amount of the Cash Secured Advances on the fifth day of each month for so long as any Cash Secured Advances are outstanding. The entire principal balance and all accrued but unpaid interest on the Cash Secured Advances shall be due and payable on the Revolving Maturity Date; and Borrower authorizes Bank to apply the Cash Collateral towards the repayment of the Obligations under this Section 2.1(g) on the Revolving Maturity Date.

(iv)                        Security. Borrower shall provide to Bank cash collateral in an amount equal to all outstanding Cash Secured Advances (the “Cash Collateral”) to secure all of the Obligations relating to such Cash Secured Advances.  Borrower agrees to execute any further documentation in connection with the Cash Secured Advances as Bank may reasonably request.

5.                                      Section 2.3(a) of the Agreement is amended in its entirety to read as follows:

(a)                                 Interest Rates.  Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance, Equipment Advance, EXIM Advance and Line II Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 1.75%, provided however, that at no time shall the interest rate applied to any such Credit Extension be less than 5.0% per annum. Except as set forth in Section 2.3(b), the outstanding principal balance of each Cash Secured Advance shall bear interest at a variable rate per annum equal to the Prime Rate minus 2.0%. Except as set forth in Section 2.3(b), the outstanding principal balance of each Real Estate Advance, shall bear interest at a variable rate per annum equal to the Prime Rate plus 0.90%, provided however, that at no time shall the interest rate applied to any Real Estate Advance be less than 5.375% per annum (the “Floor Rate”) unless Borrower has entered into an interest rate swap contract in form and substance satisfactory to Bank, upon which time the Floor Rate shall not apply.  Interest shall be computed daily on the basis of a 360 day year and actual days elapsed.

6.                                      Section 6.6 of the Agreement is amended in its entirety to read as follows:

6.6                               Minimum EBITDASO.  Borrower shall maintain a minimum quarterly EBITDASO of at least $275,000, measured on a rolling four quarter basis.  Notwithstanding the foregoing, Borrower’s failure to maintain the minimum quarterly EBITDASO set forth in the preceding sentence shall not constitute an Event of Default if, within 60 days after the reporting period of such failure, Borrower receives cash proceeds from the sale and issuance of its equity and/or Subordinated Debt securities in an amount no less than the shortfall amount that caused Borrower’s failure to attain such minimum EBITDASO amount.

7.                                      Section 6.15 of the Agreement is amended in its entirety to read as follows:

6.15                        Minimum Debt Service Coverage.  Borrower shall maintain a minimum ratio of EBITDASO on a consolidated basis for the trailing four quarter period to the sum of (x) all accrued interest payable in the same four quarter period plus (y) all principal payable in the same four quarter period on any Indebtedness (not including principal oustanding on any revolving lines of credit) owing by Borrower and its Subsidiaries to Bank or other financial institutions, of at least 1.35 to 1.00 (the “DSC Ratio”), measured on a quarterly basis. Notwithstanding the foregoing, Borrower’s failure to maintain the DSC Ratio shall not constitute an Event of Default if, within 60 days after the reporting period of such failure, Borrower receives cash proceeds from the sale and issuance of its equity and/or Subordinated Debt securities in an amount no less than the shortfall amount that caused Borrower’s failure to maintain the DSC Ratio.

8.                                      The following is added to the end of Section 7.9 of the Agreement:

Notwithstanding the foregoing, Borrower may pay to each of its shareholders who are holders of Subordinated Debt and who are party to a subordination agreement with Bank, in form and substance satisfactory to Bank (the “Subordination Agreement”), payments of principal and accrued interest on the Subordinated Debt, provided that (a) said payments are made using funds raised from the initial public offering or a private equity fundraising of Borrower, (b) no Event of Default has occurred under the Agreement which is continuing or would exist immediately after giving effect to such payment, (c) Borrower’s Cash maintained at Bank is at least equal to the amount as of the date hereof after each such payment, and (d) such payments are subject to the rights, if any, of Bank under any applicable Subordination Agreement.

9.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

10.                               Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

12.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 Corporate Resolutions and Incumbency Certification, duly executed by Borrower;

(c)                                  an amendment fee of $10,600 to Bank, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(d)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin

Title:	CEO, President

EAST WEST BANK

By:	/s/ Lisa Chang

Title:	VP